                                                                                                                                                     Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	April 24, 2019
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 1st QUARTER 2019 FINANCIAL RESULTS

Worthington/Columbus, Ohio – April 24, 2019 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) today announced financial results for the first quarter ended March 31, 2019.

First Quarter Highlights

•	Net income more than doubled (up 112%) when compared to the same quarter of 2018.
•	Assets topped $700 million at March 31, 2019.
•	Net gain on sales of loans increased by 388% due primarily to the investment in and expansion of our residential mortgage lending business.
•	Net interest income increased $1.2 million, or 30% compared to the same quarter of 2018.
•	Deposits increased by $52 million, or 9% during the quarter.
•	We expanded our presence in the Cincinnati market, with the opening of our second branch location, and continue to gain business traction.

Timothy T. O’Dell, President and CEO, commented, “We are pleased with our solid start, with first quarter earnings more than doubling the first quarter pace of 2018. This comes on top of 2018 in which earnings for the year increased by 54%.  Earnings growth continues to be driven by improving scale along with a lift from residential mortgage lending fee income. Our earlier investment in expanding the Residential Mortgage Lending business produced encouraging results during the quarter. Our Commercial Banking business also continues to perform well.  Additionally, our experienced leadership team of David Jackson and Brian Brockhoff are successfully expanding our presence and growing our business pipelines in the Cincinnati regional market, our 4th major Ohio market.  Our CFBank Team believes that we are just getting revved up.”

Robert E. Hoeweler, Chairman of the Board, added “We are well pleased with the results of our proven Leadership Team and our accelerating earnings growth rates and overall top performance. We are now realizing bottom line benefits from earlier investments made in expanding our geographic presence to a fourth major market, hiring top performers, and in expanding the Residential Mortgage Lending business.  With all of these factors in place, we are excited about our potential for 2019.  We believe that CFBank is well positioned in every way to continue our successful growth and expansion.”

Overview of Results

Net income for the three months ended March 31, 2019 totaled $1.7 million and increased $889,000, or 112.2%, compared to  net income of $792,000 for the three months ended March 31, 2018.   Net income attributable to common stockholders for the three months ended March 31, 2019, totaled $1.7 million, or $0.39  per diluted common share, and increased $941,000 compared to net income attributable to common stockholders of $766,000, or $0.17 per diluted common share, for the three months ended March 31, 2018.

Net interest income.  Net interest income totaled $5.1 million for the quarter ended March 31, 2019 and increased $1.2 million, or 30.4%, compared to net interest income of $3.9 million for the quarter ended March 31, 2018.  The increase in net interest income was primarily due to a $2.8 million, or 55.6%, increase in interest income, partially offset by a $1.6 million, or 138.1%, increase in interest expense.  The increase in interest income was primarily attributed to a $177.8 million, or 38.7%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans, and a 53bps increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $144.2 million, or 40.5%, increase in average interest-bearing liabilities and a 93bps increase in the average cost of funds on interest-bearing liabilities.  As a result, the net interest margin of 3.20% for the quarter ended March 31, 2019 decreased 21bps compared to the net interest margin of 3.41% for the quarter ended March 31, 2018.

Provision for loan and lease losses.  There was no provision for loan and lease losses for the quarter ended March 31, 2019 and March 31, 2018, which is due to strong credit quality and net recoveries.  Net recoveries for the quarter ended March 31, 2019 totaled $12,000, compared to net recoveries of $6,000 for the quarter ended March 31, 2018.

Noninterest income.  Noninterest income for the quarter ended March 31, 2019 totaled $1.7 million and increased $1.2 million, or 252.2%, compared to $481,000 for the quarter ended March 31, 2018.  The increase was primarily due to a $1.2 million increase in net gain on sale of loans.  The increase in net gain on sale of loans was a result of increased sales volume due to the expansion of the residential mortgage lending business.

Noninterest expense.  Noninterest expense for the quarter ended March 31, 2019 totaled $4.7 million and increased $1.3 million, or 37.5%, compared to $3.4 million for the quarter ended March 31, 2018.  The increase in noninterest expense during the three months ended March 31, 2019 was primarily due to a $604,000 increase in salaries and employee benefits expense and a $359,000 increase in advertising and marketing expense. The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with an increase in personnel to support our growth, infrastructure and risk management practices.  The increase in advertising and marketing expense is primarily due to increased expenditures related to leads-based marketing expense to drive revenue growth in our residential mortgage lending business.

Income tax expense.  Income tax expense was $419,000 for the quarter ended March 31, 2019,  an increase of $233,000 compared to $186,000 for the quarter ended March 31, 2018.  The effective tax rate for the quarter ended March 31, 2019 was approximately 20.0%, as compared to approximately 19.1% for the quarter ended March 31, 2018.

Balance Sheet Activity

General.  Assets totaled $720.5 million at March 31, 2019 and increased $55.5 million, or 8.3%, from $665.0 million at December 31, 2018.  The increase was primarily due to a $28.7 million increase in cash and cash equivalents, a $13.9 million increase in net loan balances, and a $10.5 million increase in loans held for sale.

Cash and cash equivalents.  Cash and cash equivalents totaled $96.0 million at March 31, 2019, and increased  $28.7 million, or 42.6%, from $67.3 million at December 31, 2018.  The increase in cash and cash equivalents was primarily attributed to increased deposits, partially offset by an increase in loans.

Securities.  Securities available for sale totaled $9.1 million at March 31, 2019, and decreased  $970,000, or 9.6%, compared to $10.1 million at December 31, 2018.  The decrease was primarily due to principal maturities.

Loans and Leases.    Net loans and leases totaled $564.6 million at March 31, 2019, and increased $13.9 million, or 2.5%, from $550.7 million at December 31, 2018.  The increase was primarily due to  a $8.0 million increase in single-family loan balances, a $4.1 million increase in multi-family loan balances, and a $3.9 million increase in commercial  real estate loan balances, partially offset by a $2.8 million decrease in commercial loan balances.  The increases in the aforementioned loan balances were primarily due to increased sales activity and new relationships.

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $7.0 million at March 31, 2019, and increased $12,000, or 0.2%, from  $7.0 million at December 31, 2018.  The increase in the ALLL is due to net recoveries during the quarter ended March 31, 2019.  The ratio of the ALLL to total loans was 1.23% at March 31, 2019, compared to 1.26% at December 31, 2018.  In addition, the ratio of the ALLL to nonperforming loans was 338.0% at March 31, 2019, compared to 1859.9% at December 31, 2018.

Deposits.  Deposits totaled $631.8 million at March 31, 2019, an increase of $52.0 million, or 9.0%, from $579.8 million at December 31, 2018.  The increase is primarily attributed to a $34.3 million increase in certificate of deposit account balances, an $11.8 million increase in money market account balances, and a $6.3 million increase in checking account balances.  The increases in certificate of deposit, checking and money market account balances were primarily due to  increases in customer relationships and balances from on-going sales and marketing activities.

Stockholders’ equity. Stockholders’ equity totaled $47.6 million at March 31, 2019, an increase of $2.0 million, or 4.6%, from $45.6 million at December 31, 2018.  The increase in total stockholders’ equity was primarily attributed to net income, as well as the exercise of outstanding warrants to purchase common stock of the Company.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron-  as well as its two branch locations in Columbiana County, Ohio.  Also,  in  March 2019, CFBank opened a branch location in Blue Ash, Ohio, which is its second location in the Cincinnati market.    CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

This earnings release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain  forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation or CFBank, National Association; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, those detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Form 10-K filed with SEC for the year ended December 31, 2018.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended
	March 31,
	2019	2018	% change
Total interest income	$7,941	$5,104	56%
Total interest expense	2,841	1,193	138%
Net interest income	5,100	3,911	30%

Provision for loan and lease losses	-	-	n/m
Net interest income after provision for loan and lease losses	5,100	3,911	30%

Noninterest income
Service charges on deposit accounts	124	118	5%
Net gain on sales of loans	1,503	308	388%
Other	67	55	22%
Noninterest income	1,694	481	252%

Noninterest expense
Salaries and employee benefits	2,501	1,897	32%
Occupancy and equipment	218	167	31%
Data processing	316	231	37%
Franchise and other taxes	106	102	4%
Professional fees	288	250	15%
Director fees	131	97	35%
Postage, printing and supplies	67	49	37%
Advertising and marketing	626	267	134%
Telephone	45	32	41%
Loan expenses	46	15	207%
Foreclosed assets, net	(9)	-	n/m
Depreciation	71	59	20%
FDIC premiums	152	88	73%
Regulatory assessment	42	34	24%
Other insurance	23	22	5%
Other	71	104	-32%
Noninterest expense	4,694	3,414	37%

Income before income taxes	2,100	978	115%
Income tax expense	419	186	125%
Net Income	$1,681	$792	112%
Accretion of discount and value of warrants exercised related to Series B preferred stock	26	(26)	n/m
Net Income attributable to common stockholders	$1,707	$766	123%

Share Data
Basic earnings per common share (1)	$0.39	$0.18
Diluted earnings per common share (1)	$0.39	$0.17

Average common shares outstanding - basic (1)	4,355,748	4,242,911
Average common shares outstanding - diluted (1)	4,417,775	4,489,469

n/m - not meaningful
(1) Adjusted to reflect the 1-for-5.5 reverse stock split effected on August 20, 2018

Consolidated Statements of Financial Condition

($ in thousands)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2019	2018	2018	2018	2018
Assets
Cash and cash equivalents	$95,993	$67,304	$59,368	$32,739	$70,396
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	9,144	10,114	11,064	11,614	11,185
Loans held for sale	27,920	17,385	24,079	26,424	8,863
Loans and leases	571,580	557,695	500,534	477,538	429,471
Less allowance for loan and lease losses	(7,024)	(7,012)	(7,005)	(6,981)	(6,976)
Loans and leases, net	564,556	550,683	493,529	470,557	422,495
FHLB and FRB stock	3,816	3,476	3,476	3,251	3,251
Foreclosed assets, net	-	38	-	-	-
Premises and equipment, net	3,875	3,864	3,723	3,678	3,584
Operating lease right of use assets	2,057	-	-	-	-
Bank owned life insurance	5,237	5,203	5,168	5,133	5,098
Accrued interest receivable and other assets	7,781	6,858	5,872	5,433	4,955
Total assets	$720,479	$665,025	$606,379	$558,929	$529,927

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$130,563	$111,445	$91,083	$99,579	$91,359
Interest bearing	501,266	468,341	440,979	388,546	369,686
Total deposits	631,829	579,786	532,062	488,125	461,045
FHLB advances and other debt	18,500	19,500	21,500	19,500	19,500
Advances by borrowers for taxes and insurance	398	827	449	225	236
Operating lease liabilities	2,261	-	-	-	-
Accrued interest payable and other liabilities	5,081	4,586	3,626	3,480	2,889
Subordinated debentures	14,776	14,767	5,155	5,155	5,155
Total liabilities	672,845	619,466	562,792	516,485	488,825

Stockholders' equity	47,634	45,559	43,587	42,444	41,102
Total liabilities and stockholders' equity	$720,479	$665,025	$606,379	$558,929	$529,927

Consolidated Financial Highlights
	At or for the three months ended
($ in thousands except per share data)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2019	2018	2018	2018	2018
Earnings
Net interest income	$5,100	$4,948	$4,683	$4,347	$3,911
Provision for loan and lease losses	$-	$-	$-	$-	$-
Noninterest income	$1,694	$860	$643	$732	$481
Noninterest expense	$4,694	$4,159	$4,032	$3,670	$3,414
Net Income	$1,681	$1,296	$1,055	$1,130	$792
Accretion of discount and value of warrants exercised related to Series B preferred stock	$26	$126	$(26)	$(12)	$(26)
Net income attributable to common stockholders	$1,707	$1,422	$1,029	$1,118	$766
Basic earnings per common share (2)	$0.39	$0.33	$0.24	$0.26	$0.18
Diluted earnings per common share (2)	$0.39	$0.33	$0.24	$0.25	$0.17

Performance Ratios (annualized)
Return on average assets	1.00%	0.84%	0.74%	0.85%	0.66%
Return on average equity	14.57%	11.74%	9.85%	10.88%	7.83%
Average yield on interest-earning assets	4.98%	4.99%	4.85%	4.63%	4.45%
Average rate paid on interest-bearing liabilities	2.27%	2.02%	1.81%	1.57%	1.34%
Average interest rate spread	2.71%	2.97%	3.04%	3.06%	3.11%
Net interest margin, fully taxable equivalent	3.20%	3.38%	3.43%	3.43%	3.41%
Efficiency ratio	69.09%	71.61%	75.70%	72.26%	77.73%
Noninterest expense to average assets	2.80%	2.71%	2.82%	2.76%	2.82%

Capital
Tier 1 capital leverage ratio (1)	9.60%	10.13%	9.41%	9.56%	10.21%
Total risk-based capital ratio (1)	12.45%	12.37%	12.05%	11.97%	13.05%
Tier 1 risk-based capital ratio (1)	11.20%	11.12%	10.80%	10.71%	11.80%
Common equity tier 1 capital to risk weighted assets (1)	11.20%	11.12%	10.80%	10.71%	11.80%
Equity to total assets at end of period	6.61%	6.85%	7.19%	7.59%	7.76%
Book value per common share (2)	$10.84	$10.51	$10.25	$9.98	$9.70
Tangible book value per common share (2)	$10.84	$10.51	$10.25	$9.98	$9.70
Period-end market value per common share (2)	$12.82	$11.69	$15.50	$13.20	$12.76
Period-end common shares outstanding (2)	4,392,296	4,335,062	4,251,956	4,251,766	4,239,190
Average basic common shares outstanding (2)	4,355,748	4,298,649	4,251,820	4,248,573	4,242,911
Average diluted common shares outstanding (2)	4,417,775	4,349,707	4,367,222	4,488,339	4,489,469

Asset Quality
Nonperforming loans	$2,078	$377	$377	$388	$400
Nonperforming loans to total loans	0.36%	0.07%	0.08%	0.08%	0.09%
Nonperforming assets to total assets	0.29%	0.06%	0.06%	0.07%	0.08%
Allowance for loan and lease losses to total loans	1.23%	1.26%	1.40%	1.46%	1.62%
Allowance for loan and lease losses to nonperforming loans	388.02%	1859.95%	1858.09%	1799.23%	1744.00%
Net charge-offs (recoveries)	$(12)	$(7)	$(24)	$(5)	$(6)
Annualized net charge-offs (recoveries) to average loans	(0.01%)	(0.01%)	(0.02%)	(0.00%)	(0.01%)

Average Balances
Loans	$557,527	$525,483	$486,215	$448,153	$415,262
Assets	$671,038	$613,903	$571,415	$531,353	$483,637
Stockholders' equity	$46,142	$44,146	$42,830	$41,536	$40,478

(1)  Regulatory capital ratios of CFBank

(2)  Adjusted to reflect the 1-for-5.5 reverse stock split effected on August 20, 2018